Exhibit 99.1

ITEM 7 INFORMATION

The shares of Class A Common Stock, par value $0.10 per share, of Watts Water Technologies, Inc. beneficially owned by ABN AMRO Holding N.V. are held directly by ABN AMRO Bank N.V., a direct wholly-owned subsidiary of ABN AMRO Holding N.V.